PILLSBURY WINTHROP SHAW PITTMAN LLP
Four Embarcadero Center, 22nd Floor
San Francisco, CA 94111
June 18, 2020
ARC Document Solutions, Inc.
12657 Alcosta Blvd, Suite 200
San Ramon, California 94583

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We are acting as counsel for ARC Document Solutions, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), to which this opinion letter is filed as an exhibit, relating to the registration under the Securities Act of 1933 (the “Act”) of 450,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Company’s 2005 Employee Stock Purchase Plan (the “Plan”).
We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP